April 23, 2009

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE: Everton Capital Corporation File No.: 000-53511

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on April 23, 2009 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

MALONE & BAILEY, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

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